EXHIBIT 10.1

CITI TRENDS, INC.

ANNUAL INCENTIVE BONUS PLAN

TABLE OF CONTENTS

ARTICLE 1 ESTABLISHMENT OF PLAN		1
1.1	Background	1
1.2	Purpose	1
1.3	Effective Date	1

ARTICLE 2 DEFINITIONS		1
2.1	Definitions	1

ARTICLE 3 ADMINISTRATION		3
3.1	Committee	3
3.2	Authority of Committee	3
3.3	Decisions Binding	4

ARTICLE 4 ELIGIBILITY		4
4.1	Designation of Participants	4
4.2	Partial Year Participation	4
4.3	Demotions	4

ARTICLE 5 OPERATION OF THE PLAN		4
5.1	Plan Structure	4
5.2	Establishment of Target Bonuses	5
5.3	Company Financial Objectives	5
5.4	Individual Performance Objectives	5
5.5	Minimum Required Performance Goal and Individual Award Limits	5
5.6	Payout Form and Timing	6
5.7	Terminations of Employment	6
5.8	Change in Control	6

ARTICLE 6 AMENDMENT, MODIFICATION AND TERMINATION		6
6.1	Amendment, Modification and Termination	6
6.2	Termination After or During Plan Year	6

ARTICLE 7 GENERAL PROVISIONS		7
7.1	No Right to Participate	7
7.2	No Right to Employment	7
7.3	Withholding	7
7.4	Funding	7
7.5	Expenses	7
7.6	Titles and Headings	7
7.7	Gender and Number	7
7.8	Governing Law	7

i

CITI TRENDS, INC.

ANNUAL INCENTIVE BONUS PLAN

ARTICLE 1

ESTABLISHMENT OF PLAN

1.1                                 BACKGROUND.  The Citi Trends, Inc. Annual Incentive Bonus Plan (the “Plan”) provides a program for the grant of annual Performance Bonuses. This Plan has been established and approved, and will be administered by, the Committee.  It is intended that the Performance Bonuses earned under this Plan shall be Qualified Performance-Based Cash Awards with respect to Participants who are Covered Employees, with the intent that the Performance Bonuses will be fully deductible by the Company without regard to the limitations of Code Section 162(m).  The aggregate dollar value of any Performance Bonus that may be paid to any one Participant during any one calendar year under the Plan is $2 million.

1.2.                              PURPOSE.  The purpose of this Plan is to provide for the payment of a cash bonus to key employees of the Company, the payment of which will be based on the achievement of Performance Objectives during a Plan Year.  Company Financial Objectives are designed to focus on overall corporate financial results that drive shareholder value.  Unless otherwise specified by the Committee, the Performance Objectives include Minimum Required Performance, Company Financial Objectives and Individual Performance Objectives.

1.3.                              EFFECTIVE DATE.  This Plan was approved by the Committee on March 19, 2009, to be effective as of the beginning of the Company’s 2009 fiscal year.  The Plan was approved by the shareholders of the Company on May 27, 2009.

ARTICLE 2

DEFINITIONS

2.1.                              DEFINITIONS.  The following terms shall have the following meanings for purposes of this Plan, unless the context in which they are used clearly indicates that some other meaning is intended.

Beneficiary. A person designated, in the manner determined by the Committee, to exercise the rights of the Participant and to receive any distribution with respect to any Performance Bonus upon the Participant’s death.

Change in Control. The occurrence of any one of the following events:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 50% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)                                 Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c)                                  Consummation of a reorganization, merger, consolidation or share exchange or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

Committee.  The Compensation Committee of the Board of Directors of the Company.

Company Financial Objectives.  The Company Financial Objectives established by the Committee for a Plan Year, as provided in Article 5.

Covered Employee. A covered employee as defined in Code Section 162(m)(3).

Disability. Any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

Effective Date.  February 1, 2009.

GAAP.  Generally accepted accounting principles for U.S. companies.

Individual Award Limit.  Has the meaning described in Section 5.5.

Individual Performance Objectives.  The Individual Performance Objectives established by the Committee for a Plan Year, as provided in Article 5.

Minimum Required Performance.  Has the meaning given such term in Section 5.5.

Participant. A person who, as an employee of the Company or a Subsidiary, has been granted a Performance Bonus under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a Beneficiary or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

Performance Bonus.  The bonus payable to a Participant under this Plan calculated by reference to the achievement of applicable Performance Objectives, as determined in accordance with Article 5.

Performance Objectives.  Collectively with respect to a Participant, Minimum Required Performance and any other Company Financial Objectives and Individual Performance Objectives (applicable to the Participant), as provided in Article 5.

Plan.  The Citi Trends, Inc. Annual Incentive Bonus Plan, as set forth in this document together with any subsequent amendments hereto.

Plan Year.  The Company’s fiscal year.

Qualified Business Criteria. One or more of the criteria listed in Section 5.5 upon which the Minimum Required Performance goals for Qualified Performance-Based Cash Awards may be established by the Committee.

Qualified Performance-Based Cash Award. A Performance Bonus that is intended to qualify for the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C) or any successor provision thereto and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 5.5.

Retirement. Termination of employment with the Company or a Subsidiary after attaining age 65.

Schedule.  Means a document setting forth Company Financial Objectives for a Plan Year and the relative weightings of such measures and such other information as the Committee determines is appropriate.

Subsidiary. Any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

Target Bonus.  Has the meaning described in Section 5.2.

ARTICLE 3

ADMINISTRATION

3.1.                              COMMITTEE.  This Plan shall be administered by the Committee.

3.2.                              AUTHORITY OF COMMITTEE.  The Committee has the exclusive power, authority and discretion to:

(a)  Designate Participants for each Plan Year;

(b)  Establish and review Performance Objectives and weightings for different Performance Objectives for each Plan Year;

(c)  Establish Target Bonuses for Participants for each Plan Year;

(d)  Determine whether and to what extent Performance Objectives were achieved for each Plan Year;

(e)  Increase (subject to the Individual Award Limit) or decrease the Performance Bonus otherwise payable to any Participant resulting from the achievement of financial Performance Objectives in any Plan Year, based on such subjective factors as the Committee shall deem relevant;

(f)  Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer this Plan;

(g)  Make all other decisions and determinations that may be required under this Plan or as the Committee deems necessary or advisable to administer this Plan; and

(h)  Amend this Plan as provided herein.

3.3.                              DECISIONS BINDING.  The Committee’s interpretation of this Plan and all decisions and determinations by the Committee with respect to this Plan are final, binding, and conclusive on all parties.

ARTICLE 4

ELIGIBILITY

4.1.                              DESIGNATION OF PARTICIPANTS.  Officers of the Company or its Subsidiaries are eligible to participate in the Plan.  Exhibit A hereto lists the officers who are designated as Participants in this Plan for the 2009 Plan Year.  The Chief Executive Officer may designate additional Senior Vice Presidents or Executive Vice Presidents as Participants and shall promptly report such additional names to the Committee; provided, however, that such delegated authority shall be limited to individuals who are not anticipated to be Covered Employees for the Plan Year.  The Committee, in its discretion, may determine whether other positions may qualify for participation in all or any portion of this Plan for any subsequent Plan Year or change Target Bonuses of existing Participants.  Within the first 90 days of each Plan Year, the Committee shall approve and substitute a new Exhibit A indicating the Participants and their Target Bonuses for that Plan Year.  The Company will notify Participants of their eligibility to participate, and the terms thereof, in writing.

4.2.                              PARTIAL YEAR PARTICIPATION.  If a Participant begins employment or is promoted to an eligible position after the beginning of a Plan Year, the Committee, in its discretion, may determine whether such person may participate in this Plan and if so, the terms of such participation, which will be prorated based on the number of days such person participated in this Plan during the Plan Year, unless the Committee determines otherwise.  If a Participant takes a leave of absence during the Plan Year for any reason the Participant will receive a pro rata share of a Performance Bonus, if any, for such Plan Year, unless the Committee decides otherwise.

4.3.                              DEMOTIONS.  If a Participant is demoted during the Plan Year, the Committee will determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level.  If participation ends, any Performance Bonus earned during the time of participation will be prorated for the Plan Year.

ARTICLE 5

OPERATION OF THE PLAN

5.1.                              PLAN STRUCTURE.  Each Participant shall be eligible to receive a Performance Bonus for the Plan Year if the Company meets or exceeds certain Performance Objectives set by the Committee.  It is anticipated that the Committee shall establish or approve Performance Objectives and their respective weightings, and Target Bonuses as provided in Sections 5.2, 5.3 and 5.4.  In establishing Performance Objectives, the Committee may take into account such factors as it deems appropriate, including, without limitation, prior year results, planned business results, anticipated business trends, performance relative to peer companies and macroeconomic conditions.  Those Performance Objectives shall provide the framework for the Committee in determining the appropriate amount of incentive awards to payout in each Plan Year.  However, this Plan is designed to provide the Committee discretion to make pay-outs that differ from those that would result from the application of Sections 5.2, 5.3 and 5.4, if circumstances warrant, so long as, at a minimum, the requirements of Section 5.5 are met.  Such circumstances could include, for example and without limitation, events that are not anticipated at the time the Performance Objectives are established or extenuating circumstances or extraordinary performance that is not recognized through the Performance Objectives.

5.2.                              ESTABLISHMENT OF TARGET BONUSES.  The Committee plans to establish Performance Objectives (in addition to Minimum Required Performance) and Target Bonuses (other than the Individual Award Limit) for each Plan Year, by approving the percentage of each Participant’s base salary that will be awarded to the Participant for that Plan Year if Minimum Required Performance is achieved and if the other established Performance Objectives are achieved at the target level (the “Target Bonus”).  Each Participant’s Target Bonus percentage will be communicated in writing to the Participant.  The actual Performance Bonus to a Participant may be greater or less than his or her Target Bonus, depending on the level of achievement of Company Financial Objectives, as provided in the relevant Schedule, and Individual Performance Objectives, and depending on whether the Committee exercises its discretion to increase or reduce a resulting Performance Bonus as provided herein.

5.3.                              COMPANY FINANCIAL OBJECTIVES.  Within the first 90 days of each Plan Year, it is anticipated that the Committee will approve Company Financial Objectives for that Plan Year in addition to Minimum Required Performance, and shall set forth such Company Financial Objectives in one or more Schedules.  The Schedule shall provide the formula that the Committee will use as a guide for determining a Participant’s Performance Bonus at a level below the Individual Award Limit.

5.4.                              INDIVIDUAL PERFORMANCE OBJECTIVES.  Within the first 90 days of each Plan Year, it is anticipated that the Committee will approve Individual Performance Objectives for Participants who are executive officers and that the Chief Executive Officer or other appropriate officers will approve Individual Performance Objectives for other Participants.  Any such Individual Performance Objectives will be communicated to Participants in writing.  The Committee shall consider the degree of achievement of Individual Performance Objectives as a guide in exercising its discretion in determining a Participant’s Performance Bonus at a level below the Individual Award Limit.

5.5                                 MINIMUM REQUIRED PERFORMANCE GOAL AND INDIVIDUAL AWARD LIMITS.  The Committee will establish for each Plan Year beginning with the 2009 Plan Year a minimum performance goal (“Minimum Required Performance”) under the Plan based on one or more of the following Qualified Business Criteria:

•                  EBITDA

•                  EBIT

•                  Earnings Per Share

•                  Net Income

•                  Pretax Income

•                  Sales

•                  Comparable Store Sales

In any Plan Year in which Minimum Required Performance is achieved, the Performance Bonus payable to each Participant under the Plan for such Plan Year shall be $2 million (the “Individual Award Limit”) or any lesser amount determined by the Committee based on the level of actual performance compared to Company Financial Objectives and/or Individual Performance Objectives and

such other Performance Objectives or any other criteria determined by the Committee.  As described herein, it is anticipated that the Committee will exercise discretion such that the Performance Bonus paid to a Participant for a Plan Year would represent the amount that would be payable pursuant to the applicable Company Financial Objectives and/or Individual Performance Objectives, rather than the full Individual Award Limit.  In any Plan Year in which the Committee fails to set a Target Bonus for a Participant, the Performance Bonus for that Participant shall be zero for that year unless the Committee determines otherwise (but in no event shall the bonus exceed the Individual Award Limit).

The Minimum Required Performance shall be communicated in writing to each Participant within the first 90 days of each Plan Year.

5.6.                              PAYOUT FORM AND TIMING.  Performance Bonuses will be paid within thirty (30) days after the Committee determines whether and to what extent Performance Objectives were achieved, but no later than the 15th day of the third month following the end of the Plan Year for which the Performance Bonuses, if any, were earned.

5.7.                              TERMINATION OF EMPLOYMENT.  In the event of the termination of a Participant’s employment prior to the end of the Plan Year, the Participant shall not be entitled to payment of any Performance Bonus; provided, however, that (i) if such termination is by reason of the Participant’s death, Disability or Retirement, or (ii) if such termination occurs for any reason other than death, Disability or Retirement and the Committee, in its discretion, shall so determine, the Participant will be paid a Performance Bonus equal to the pro rata portion (based on the number of days worked during the Plan Year) of the Performance Bonus, if any, that would otherwise be payable if the Participant had continued employment through the end of the Plan Year, based on actual performance.  For example, no Performance Bonus shall be paid if Minimum Required Performance is not achieved.  If Minimum Required Performance is achieved, then the Participant’s Performance Bonus shall be based on the applicable performance matrix.  Any such Performance Bonus shall be paid at the normal time for payment of Performance Bonuses hereunder.  Any amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary.  For terminations after the end of the Plan Year, but before payout from this Plan, payout will be made as though the termination had not occurred.

5.8.                              CHANGE IN CONTROL.  In the event a Change in Control occurs during the Plan Year, a pro rata portion of the Target Bonus amounts for that Plan Year (based on the number of days in the Plan Year preceding the Change in Control, divided by 365) shall be deemed earned, notwithstanding the level of achievement of Performance Objectives or Minimum Required Performance. Such pro rata Target Bonuses shall be paid to Participants no later than 30 days after the effective date of the Change in Control.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1.                              AMENDMENT, MODIFICATION AND TERMINATION.  The Committee may, at any time and from time to time, amend, modify or terminate this Plan.  The Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations, including without limitation Code Section 162(m).

6.2.                              TERMINATION AFTER OR DURING PLAN YEAR.  Termination of this Plan after a Plan Year but before Performance Bonuses are paid for that Plan Year will not reduce Participants’ rights to receive Performance Bonuses for the Plan Year.  Termination or amendment of this Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee.  If a Change in Control occurs, no amendment or termination may adversely affect amounts payable to a Participant without the consent of the Participant.

ARTICLE 7

GENERAL PROVISIONS

7.1.                              NO RIGHT TO PARTICIPATE.  No employee has any right to be selected to participate in this Plan.

7.2.                              NO RIGHT TO EMPLOYMENT.  Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

7.3.                              WITHHOLDING.  The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

7.4.                              FUNDING.  Benefits payable under this Plan to a Participant or to a Beneficiary will be paid by the Company from its general assets.  The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan.  The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under this Plan.  Any such action or set-aside may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Plan benefits.  Consequently, any person entitled to a payment under this Plan will have no rights greater than the rights of any other unsecured creditor of the Company.

7.5.                              EXPENSES.  The expenses of administering this Plan shall be borne by the Company and its Subsidiaries.

7.6.                              TITLES AND HEADINGS.  The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

7.7.                              GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

7.8.                              GOVERNING LAW.  To the extent not governed by federal law, this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

The foregoing is hereby acknowledged as being the Citi Trends, Inc. Annual Incentive Bonus Plan as adopted by the Committee on March 19, 2009 and by the shareholders on May 27, 2009.

CITI TRENDS, INC.

/s/ Bruce D. Smith

EXHIBIT A

PARTICIPANTS AND TARGET BONUS PERCENTAGES EFFECTIVE MARCH 19, 2009

UNDER THE ANNUAL INCENTIVE BONUS PLAN

Name	% of Base Salary Payable at Target Achievement of Performance Objectives*

R. David Alexander, Jr.	100%

Elizabeth R. Feher	65%

Bruce D. Smith	50%

James A. Dunn	50%

Ivy D. Council	50%

*Subject to the achievement of Minimum Required Performance